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                                                                    Exhibit 12



                         KANSAS GAS AND ELECTRIC COMPANY
               Computations of Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)
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


                                                            Year Ended December 31,
                                             --------------------------------------------------------
                                               2001        2000        1999        1998        1997
                                             --------    --------    --------    --------    --------
Earnings from
     continuing operations ...............   $ 35,701    $120,683    $119,248    $148,736    $ 69,536
                                             --------    --------    --------    --------    --------
Fixed Charges:
     Interest expense ....................     48,245      50,612      49,518      49,358      50,450
     Interest on Corporate-owned
        Life Insurance Borrowings              44,062      39,444      31,450      32,368      31,253
     Interest Applicable to
        Rentals ..........................     21,189      22,574      24,626      25,106      25,143
                                             --------    --------    --------    --------    --------
           Total Fixed Charges ...........    113,496     112,630     105,594     106,832     106,846
                                             --------    --------    --------    --------    --------
Earnings (a) .............................   $149,197    $233,313    $224,842    $255,568    $176,382
                                             ========    ========    ========    ========    ========
Ratio of Earnings to Fixed
     Charges .............................       1.31        2.07        2.13        2.39        1.65

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(a)  Earnings are deemed to consist of earnings from continuing operations and fixed charges. Fixed charges consist of all interest on indebtedness, amortization of debt discount and expense, and the portion of rental expense which represents an interest factor.